EXHIBIT 99.1

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Pro Forma as of September 30,	September 30,
	2025	2025
	(Unaudited)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	2,704,571.00	2,704,571.00
Restricted cash	215,117.00	215,117.00
Accounts receivable	760,677.04	312,993.00
Marketable securities	—	—
Inventories, net	2,462,141.00	2,462,141.00
Deferred offering costs	—	—
Due from affiliated companies	—	—
Prepaid expenses and other current assets	251,242.00	251,242.00
Deferred offering expenses	151,088.00	151,088.00
Assets held for sale, net	—	3,956,623.00
Total current assets	6,544,836.04	10,053,775.00

Marketable securities - non current		—
Notes Receivable - non current	3,750,000.00	—
Property and equipment, net	8,716,923.00	8,716,923.00
Operating lease right of use asset, net	97,819.00	97,819.00
Security deposit	26,193.00	26,193.00
Total Assets	19,135,771.04	18,894,710.00

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	1,410,071.00	1,410,071.00
Accrued liabilities	599,044.00	599,044.00
Contract liabilities	297,887.00	297,887.00
Note payable - related party	—	—
Due to affiliated companies	—	—
Finance lease liabilities	20,497.00	20,497.00
Operating lease liabilities	109,329.00	109,329.00
Total current liabilities	2,436,828.00	2,436,828.00
Paycheck Protection Program Loan		—
Economic Injury Disaster Loan	499,900.00	499,900.00
Finance lease liabilities - non current	26,362.00	26,362.00
Operating lease liabilities - non current		—
Total Liabilities	2,963,090.00	2,963,090.00

Commitments and contingencies

Stockholders' equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—
Common stock: 50,000,000 authorized; $0.001 par value; 2,237,299 and 1,487,445 issued and outstanding at September 30, 2025 and December 31, 2024, respectively	2,237.00	2,237.00
Additional paid-in capital	47,342,162.00	47,342,162.00
Accumulated deficit	(31,171,717.96)	(31,412,779.00)
Equity attributed to stockholders of Twin Vee PowerCats Co, Inc.	16,172,681.04	15,931,620.00
Equity attributable to noncontrolling interests	—	—
Total stockholders’ equity	16,172,681.04	15,931,620.00

Total Liabilities and Stockholders' Equity	19,135,771.04	18,894,710.00

All share numbers have been retrospectively adjusted for the one-for-ten reverse stock split effective April 7, 2025.

The accompanying notes are an integral part of these unaudited financial statements